Exhibit 5.1

[GREATER BAY LETTERHEAD]

May 30, 2003

Greater Bay Bancorp

2860 West Bayshore Road

Palo Alto, California 94303

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Greater Bay Bancorp, a California corporation (the “Company”), and have acted in such capacity in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) on or about May 30, 2003 (the “Registration Statement”). The Registration Statement relates to an offer to exchange (the “Exchange Offer”) up to $150 million of 5.25% Senior Notes, Series B, due March 31, 2008 (the “Exchange Notes”), which will have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of the Company’s outstanding $150 million 5.25% Senior Notes, Series A, due March 31, 2008 (the “Original Notes”) as contemplated by the Registration Rights Agreement, dated March 24, 2003, by and among the Company and the initial purchasers listed therein (the “Registration Rights Agreement”).

The Exchange Notes will be issued under an Indenture dated as of March 24, 2003 (the “Indenture”) between the Company and Wilmington Trust Company, as trustee (the “Trustee”).

For the purpose of rendering the opinions set forth herein, I have been furnished with and examined only the following documents:

1. The Company Articles of Incorporation, as amended to date;

2. The Company Bylaws, as amended to date;

3. The Registration Statement;

4. The Indenture;

5. The form of Exchange Note;

6. The Registration Rights Agreement;

7. Resolutions adopted at a meeting of the Board of Directors of the Company held on January 21, 2003 and by the Securities Committee of the Company on March 19, 2003; and

8. Such other documents, records and other matters as I have deemed necessary or appropriate in order to give the opinions set forth herein.

With respect to all of the foregoing documents, I have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as certified or reproduced copies. I also have obtained from the officers of the Company such advice as to such factual matters as I consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, I have relied on such advice without investigation. I also have obtained and relied upon certificates and other communications from governmental authorities as to matters concerning the due incorporation, valid existence and good standing of the Company, and my opinion with respect to such matters is based solely upon such certificates.

Based upon and subject to the foregoing, I am of the opinion that following effectiveness of the Registration Statement and when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Notes as contemplated in the Registration Rights Agreement, the Exchange Notes will constitute binding obligations of the Company enforceable in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, equitable subordination (including, without limitation, all laws relating to fraudulent transfers), insolvency, equitable subordination and similar laws relating to or affecting the enforcement of creditors’ rights generally or bank holding companies specifically, and (b) the exercise of judicial discretion and the application of principles of equity including, without limitation, standards of commercial reasonableness and good faith, fair dealing, conscionability and materiality (regardless of whether such enforceability is considered in a proceeding in equity or at law).

My opinions set forth herein relate solely to the Exchange Notes and not to any separate agreement or undertaking which is referenced therein or the performance of which is a condition to the enforceability thereof. My opinions set forth herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein. I hereby disclaim any obligation to notify any person or entity after the date hereof if any change in fact or law should change my opinion with respect to any matter set forth in this letter. This opinion is limited to the current laws of the State of New York, the State of California, to present judicial interpretations thereof and to facts as they presently exist. In rendering this opinion, I have no obligation to revise or supplement it should the current laws of the State of New York or the State of California be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Opinion” in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/ Linda M. Iannone

Linda M. Iannone

Senior Vice President, General Counsel

and Secretary